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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-55906 of IES Utilities Inc. on Form S-3 of our report dated January 29, 1998 (April 21, 1998, as to the fourth paragraph of Note 1) which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1, relating to the financial statements of Interstate Power Company for the year ended December 31, 1997 appearing in the Registration Statement of IES Utilities, Inc. on Form S-4/A and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/  DELOITTE & TOUCHE LLP


Davenport, Iowa
March 1, 2001